EXHIBIT 21.1

LIST OF SUBSIDIARIES

Foreign Subsidiaries:

Insightful SAS, a France subsidiary

Insightful AG, a Switzerland subsidiary

Insightful Limited, a United Kingdom subsidiary

Insightful Asia Limited, a Hong Kong subsidiary